EXHIBIT 99.1

GSV Commences Oil and Gas Activities

Business Editors


WESTPORT, Conn.--(BUSINESS WIRE)--May 30, 2002--GSV, Inc. (OTC Bulletin Board Symbol "GSVI") announced today the purchase of working interests in two gas wells in the state of Louisiana from Polystick US Corp.


The consideration paid by GSV consisted of $550,000 in cash and 850,000 shares of GSV common stock. In addition, GSV acquired an option, including a right of first refusal to purchase other oil and gas properties held by Polystick.


Gilad Gat, president and CEO of GSV commented that: "The purchase represents the start of GSV's new business, which is to pursue promising oil and gas opportunities. We are thrilled with the new direction of GSV and with this investment. We intend to focus on unique and specific property development and we have entered into a Management Consulting Agreement with Polystick to assist our efforts."


Polystick is a privately held company engaged mainly in the petrochemical industry and in oil and gas explorations. Polystick and its subsidiaries have offices in New York, Houston, London and Israel.


Safe Harbor


This press release may contain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated by these forward-looking statements. The forward-looking statements contained herein represent the Company's judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The Company assumes no obligation to update that statements contained in this release.





CONTACT: GSV, Inc.


Gilad Gat, 203/221-2690